Filed pursuant to Rule 433
April 9, 2008
Relating to
Preliminary Prospectus Supplement dated April 9, 2008 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483-03
Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,
$300,000,000 5.10% Series B Due 2018
$600,000,000 6.05% Series B Due 2038
Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC
Ratings (Moody’s/ S&P):	A2 / A (stable/stable)
Settlement:	April 14, 2008; T+3
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Security Description:	First and Refunding Mortgage Bonds, 5.10% Series B Due 2018	First and Refunding Mortgage Bonds, 6.05% Series B Due 2038
Principal Amount:	$300,000,000	$600,000,000
Maturity:	April 15, 2018	April 15, 2038
Coupon:	5.10%	6.05%
Benchmark Treasury:	3.50% due February 15, 2018	5.00% due May 15, 2037
Benchmark Treasury Yield:	3.469%	4.300%
Spread to Benchmark Treasury:	+165 bp	+177 bp
Yield to Maturity:	5.119%	6.070%
Initial Price to Public:	99.853% per Bond	99.725% per Bond
Redemption Provisions:
Make-Whole Call:	+30 bp	+35 bp
CUSIP:	26442CAD6	26442CAE4
Book-Running Managers:	Barclays Capital Inc. Banc of America Securities LLC Greenwich Capital Markets, Inc.
Co-Managers:	BNP Paribas Securities Corp. BNY Capital Markets, Inc. KeyBanc Capital Markets Inc. Lazard Capital Markets LLC SunTrust Robinson Humphrey, Inc.
Junior Co-Manager:	The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275 (ext. 2663), Banc of America Securities LLC at 1-800-294-1322 or Greenwich Capital Markets, Inc. at 1-866-884-2071.